Exhibit 99.1

Cadrenal Therapeutics Announces Chief Medical Officer Transition to Advance Clinical Development of Tecarfarin

●	James J. Ferguson, MD, FACC, FAHA, joins as Chief Medical Officer

●	Extensive experience provides strong support for advancing specialized cardiovascular assets, including leading the late-stage clinical development of tecarfarin and other business development opportunities

PONTE VEDRA, Fla., February 6, 2025 -- Cadrenal Therapeutics, Inc. (Nasdaq: CVKD), a late-stage biopharmaceutical company focused on the development of specialized cardiovascular therapies, with the late-stage asset tecarfarin, a new Vitamin K antagonist, today announced a leadership transition appointing, James J. Ferguson, MD, FACC, FAHA, as its new Chief Medical Officer, effective immediately. Dr. Ferguson is a distinguished medical expert with over 25 years of leadership in the cardiovascular field and deep expertise in clinical development. Dr. Ferguson will lead the late-stage clinical development of tecarfarin to include the pivotal trial in LVAD patients and other indications in rare cardiovascular conditions requiring life-long anticoagulation therapy as well as other business development opportunities to build the Company’s pipeline.

Dr. Ferguson replaces Douglas W. Losordo, MD. Cadrenal thanks Dr. Douglas Losordo for his contributions to advancing the development of our tecarfarin program.

“We welcome Dr. Ferguson to our team and are confident that he will play a critical role in driving the late-stage clinical development of tecarfarin and the prioritization of indications. Dr. Ferguson brings expertise and strong relationships with cardiovascular clinical and scientific thought leadership, which will be instrumental as we prepare for late-stage clinical development of our tecarfarin program.” said Quang X. Pham, Chief Executive Officer, Cadrenal Therapeutics, Inc.

Dr. Ferguson joins Cadrenal after serving as Chief Medical Officer at Matinas BioPharma. Previously, Dr. Ferguson was Head of U.S. Cardiovascular Medical Affairs at Amgen and held several senior positions at AstraZeneca, including Vice President of US Cardiovascular Medical and Scientific External Relations, Therapeutic Area Vice President of Cardiovascular Global Medical Affairs, and US Development brand leader for BRILINTA.

“I’m truly honored to be joining Cadrenal at this exciting and transformative time. I look forward to advancing the late-stage clinical development of tecarfarin and bringing forward the first innovation in vitamin K-targeted anticoagulation in 70 years. This product could have a truly meaningful impact for patients in whom there continues to be major unmet medical needs with standard warfarin therapy,” said Dr. Ferguson.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics, Inc. is a late-stage biopharmaceutical company focused on developing specialized therapeutics for rare cardiovascular conditions. The Company is developing tecarfarin, a vitamin K antagonist (VKA) designed to be a better and safer anticoagulant than warfarin for individuals with implanted cardiac devices. Cadrenal strives to improve outcomes and reduce major adverse events for these patients. Although warfarin is widely used off-label for several rare cardiovascular diseases, extensive clinical and real-world data have shown it to have significant serious side effects. With its innovation, Cadrenal aims to meet the unmet needs of this patient population by relieving them and their healthcare providers of some of warfarin’s greatest clinical challenges.

Cadrenal is pursuing a product in a pipeline approach with tecarfarin. Tecarfarin received Orphan Drug designation (ODD) for advanced heart failure patients with implanted left ventricular assist devices (LVADs). In 2025, the Company plans to initiate a pivotal Phase 3 pivotal trial evaluating tecarfarin versus warfarin for LVAD patients. The Company also received ODD and fast-track status for tecarfarin in end-stage kidney disease and atrial fibrillation (ESKD+AFib).

Cadrenal is opportunistically pursuing business development initiatives with a longer-term focus to build a pipeline of specialized cardiovascular therapies. For more information, visit www.cadrenal.com and connect with us on LinkedIn.

Safe Harbor

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements regarding the contributions to be made by Dr. Freguson including leading the late-stage clinical development of tecarfarin to include the pivotal trial in LVAD patients and other indications in rare cardiovascular conditions requiring life-long anticoagulation therapy as well as other business development opportunities to build the Company’s pipeline, as well as advancing other indications in rare cardiovascular conditions requiring chronic anticoagulation; playing a critical role in driving the late stage clinical development of tecarfarin and the prioritization of indications; Dr. Ferguson’s expertise and strong relationships with cardiovascular clinical and scientific thought leadership being instrumental as the Company prepares for the for late-stage clinical development of our tecarfarin program s; advancing the late stage clinical development of tecarfarin and bringing forward the first innovation in vitamin K-targeted anticoagulation in 70 years; the product having a truly meaningful impact for patients in whom there continues to be major unmet medical needs with standard warfarin therapy ; the Company striving to improve outcomes and reduce major adverse events for patients; the Company aiming to meet the unmet needs of the patient population by relieving them and their healthcare providers of some of warfarin’s greatest clinical challenges; and the Company initiating in 2025 a pivotal Phase 3 pivotal trial evaluating tecarfarin versus warfarin for LVAD patients Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability to derive benefits from the contributions expected to be made by Dr. Ferguson; the ability to initiate the pivotal Phase 3 clinical trial for tecarfarin in LVAD patients in 2025 and provide improved outcomes; the ability to enter into collaborations with development partners; the ability of tecarfarin to provide a safer alternative to LVAD patients and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the Securities and Exchange Commission, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

###

Contact:

Lisa DeScenza
LaVoieHealthScience
(978) 395-5970
ldescenza@lavoiehealthscience.com